Exhibit 10.10
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of the 5th day of May, 2010, by and between STRATTEC SECURITY CORPORATION, a Wisconsin corporation (the "Company"), and Kathryn E. Scherbarth (the "Employee").

RECITAL

The Company desires to employ the Employee and the Employee is willing to make his services available to the Company on the terms and conditions set forth below.

AGREEMENTS

In consideration of the premises and the mutual agreements which follow, the parties agree as follows:

1.  Employment.  The Company hereby employs the Employee and the Employee hereby accepts employment with the Company on the terms and conditions set forth in this Agreement.

2.  Term.  The term of the Employee's new employment agreement hereunder shall commence effective on May 5, 2010 and (except as otherwise provided in this Agreement) shall continue through June 30, 2010 and (except as otherwise provided in this Agreement) shall thereafter be automatically renewed for successive annual terms ending each June 30 unless either the Company or Employee gives notice of nonrenewal not less than 30 days prior to the end of the then current term (the "Employment Period").

3.  Duties.  The Employee shall serve as the Vice President-Milwaukee Operations of the Company and will, under the direction of the President and Chief Operating Officer, faithfully and to the best of Employee's ability, perform the duties of the Vice President-Milwaukee Operations.  Vice President-Milwaukee Operations shall be one of the principal executive officers of the Company and shall, subject to the control of the President and Chief Operating Officer, supervise the Milwaukee Manufacturing and Aftermarket functions of the Company.  The Employee shall also perform such additional duties and responsibilities which may from time to time be reasonably assigned or delegated by the President and Chief Operating Officer of the Company.  The Employee agrees to devote Employee's entire business time, effort, skill and attention to the proper discharge of such duties while employed by the Company.  However, the Employee may engage in other business activities unrelated to, and not in conflict with, the business of the Company if the President and Chief Operating Officer consents in writing to such other business activity.

4.  Compensation.  The Employee shall receive a base salary of $164,500 per year, subject to ordinary tax withholding and all required deductions, payable in regular and semi-monthly installments (the "Base Salary").  Employee's Base Salary shall be reviewed annually by the Board of Directors of the Company to determine appropriate increases, if any, in such Base Salary.

5.  Fringe Benefits.

(a)  Medical, Health, Dental, Disability and Life Coverage.  The Employee shall be eligible to participate in any medical, health, dental, disability and life insurance policy in effect for senior management of the Company (collectively, the "Senior Management").

(b)  Incentive Bonus and Stock Ownership Plans.  The Employee shall be entitled to participate in any incentive bonus or other incentive compensation plan developed generally for the Senior Management of the Company, on a basis consistent with Employee's position and level of compensation with the Company.  The Employee shall also be entitled to participate in any incentive stock option plan or other stock ownership plan developed generally for the Senior Management of the Company, on a basis consistent with Employee's position and level of compensation with the Company.

(c)  Reimbursement for Reasonable Business Expenses.  Subject to the terms and conditions of the Company's expense reimbursement policy, the Company shall pay or reimburse the Employee for reasonable expenses incurred by Employee in connection with the performance of Employee's duties pursuant to this Agreement, including, but not limited to, travel expenses, expenses in connection with seminars, professional conventions or similar professional functions and other reasonable business expenses.

6.  Termination of Employment.

(a)  Termination for Cause, Disability or Death.  During the term of this Agreement, the Company shall be entitled to terminate the Employee's employment at any time upon the "Disability" of the Employee or for "Cause" upon notice to the Employee.  The Employee's employment hereunder shall automatically terminate upon the death of the Employee.  For purposes of this Agreement, "Disability" shall mean a physical or mental sickness or any injury which renders the Employee incapable of performing the essential functions of Employee's job (with or without reasonable accommodations) and which does or may be expected to continue for more than 4 months during any 12-month period.  In the event Employee shall be able to perform the essential functions of Employee's job (with or without reasonable accommodations) following a period of Disability, and does so perform such duties, or such other duties as are prescribed by the President or Chairman/CEO of the Company or such other person whom Employee reports to as provided in section 3 above, for a period of three continuous months, any subsequent period of Disability shall be regarded as a new period of Disability for purposes of this Agreement.  The Company and the Employee shall determine the existence of a Disability and the date upon which it occurred.  In the event of a dispute regarding whether or when a Disability occurred, the matter shall be referred to a medical doctor selected by the Company and the Employee.  In the event of their failure to agree upon such a medical doctor, the Company and the Employee shall each select a medical doctor who together shall select a third medical doctor who shall make the determination.  Such determination shall be conclusive and binding upon the parties hereto.

The Company may terminate the Employee's employment under this Agreement for "Cause," effective immediately upon delivery of written notice to the Employee.  Cause shall be deemed to exist if the Employee shall have (1) materially breached the terms of this Agreement; (2) willfully failed to substantially perform his duties, other than a failure resulting from incapacity due to physical or mental illness; or (3) engaged in serious misconduct which is demonstrably and substantially injurious to the Company.  No act or failure to act will be considered "Cause" if such act or failure is done in good faith and with a reasonable belief that it is in the best interests of the Company.

In the event of termination for Disability or death, payments of the Employee's Base Salary shall be made to the Employee, his designated beneficiary or Employee's estate for a period of six months after the date of the termination (even if this period would extend beyond the Employment Period); provided, however that the foregoing payments in the event of a Disability shall be reduced by the amount, if any, that is paid to Employee pursuant to a disability plan or policy maintained by the Company.  During this period, the Company shall also reimburse the Employee for amounts paid, if any, to continue medical, dental and health coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act.  During this period, the Company will also continue Employee's life insurance and disability coverage, to the extent permitted under applicable policies, and will pay to the Employee the fringe benefits pursuant to section 5 which have accrued prior to the date of termination.  Termination of this Agreement for a Disability shall not change Employee's rights to receive benefits, if any, pursuant to any disability plan or policy then maintained by the Company.

In the event of termination for Cause, Employee shall be entitled only to: (1) any Base Salary earned but not yet paid; (2) reimbursement of any unpaid business expenses incurred in accordance with this Agreement by Employee prior to the effective date of the termination of Employee's employment; and (3) any other benefits accrued and vested through the date of such termination in accordance with the applicable plans and programs of the Company; provided, however, that, subject to any applicable law, the Company shall have the right to set off any damages it incurs as a result of the Employee's actions which constitute Cause from any amounts due to the Employee.

(b)  Termination Without Cause.  This Agreement may be terminated by the Company at any time, without Cause, by 30 days' prior written notice from the Company to the Employee. If the Employee's employment is terminated by the Company for any reason other than for Cause, Disability or death, or if this Agreement is terminated by the Company for what the Company believes is Cause or Disability, and it is ultimately determined that Cause did not exist or that Employee had not suffered a Disability, Employee shall be entitled only to: (i) any Base Salary earned but not yet paid; (ii) reimbursement of any unpaid business expenses incurred in accordance with this Agreement by Employee prior to the effective date of the termination of Employee's employment; (iii) any other benefits accrued and vested through the date of such termination in accordance with the applicable plans and programs of the Company; and (iv) as damages for such a termination:  the receipt of Base Salary for the longer of (a) six (6) months or (b) one (1) month for every year of service by Employee as an officer of the Company, up to a maximum of twelve (12) months after the date of termination (the period of time specified in this subsection 6(b)(iv) is referred to herein as the "Severance Period").  During the Severance Period, the Company shall also continue paying its normal portion of Employee's medical, dental and health insurance premiums pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), provided that Employee first timely elects to continue such coverage under COBRA, and subject to any federal COBRA premium subsidies (if any) for which Employee may be eligible.  During the Severance Period, the Company will also continue Employee's life insurance and disability coverage, to the extent permitted under applicable policies, and will pay to the Employee the fringe benefits pursuant to section 5 which have accrued prior to the date of termination.  By way of clarification, except to the extent such amounts have been accrued or earned as of the date of termination, Employee shall not be entitled to any bonus payout under any Company plan or program, including, without limitation, any Economic Value Added bonus plan of which Employee is a participant, in the event Employee's employment is terminated by the Company pursuant to this section 6(b).  The Company's termination of the Employee's employment under this section 6(b) shall immediately relieve the Employee of all obligations under this Agreement (except as provided in sections 7 and 8) and, except as provided below, shall not be construed to require the application of any compensation which the Employee may earn in any such other employment to reduce the Company's obligation to provide severance benefits and liquidated damages under this section 6(b).

(c)  Termination by Employee.  The Employee may terminate his or her employment prior to the end of the Employment Period for any reason upon providing the Company 30 days' prior written notice.  In such event, Employee shall be entitled to:  (i) any Base Salary earned but not yet paid; (ii) reimbursement of any unpaid business expenses incurred in accordance with this Agreement by Executive prior to the effective date of the termination of Executive's employment; and (iii) any other benefits accrued and vested through the date of such termination in accordance with the applicable plans and programs of the Company, excluding any bonus earned but not paid.

(d)  Effect of Termination.  The termination of the Employee's employment pursuant to section 6 shall not affect the Employee's obligations as described in sections 7 and 8. The Employee shall execute and deliver to the Company a Separation Agreement and Release in a form and substance reasonably satisfactory to the Company as a condition of entitlement to any payments following termination of employment pursuant to this section 6.  The rights and duties of the parties under sections 6 through 17 of this Agreement shall survive the termination of this Agreement.

7.  Noncompetition.  The parties agree that the Company's customer contacts and relations are established and maintained at great expense and by virtue of the Employee's employment with the Company, the Employee will have unique and extensive exposure to and personal contact with the Company's customers, and that Employee will be able to establish a unique relationship with those individuals and entities that will enable Employee, both during and after employment, to unfairly compete with the Company.  Further, the parties agree that the terms and conditions of the following restrictive covenants are reasonable and necessary for the protection of the Company's business, trade secrets and confidential information and to prevent great damage or loss to the Company as a result of action taken by the Employee.  The Employee acknowledges that the noncompete restrictions and nondisclosure of confidential information restrictions contained in this Agreement are reasonable and the consideration provided for herein is sufficient to fully and adequately compensate the Employee for agreeing to such restrictions.  The Employee acknowledges that Employee could continue to actively pursue Employee's career and earn sufficient compensation in the same or similar business without breaching any of the restrictions contained in this Agreement.  For purposes of this section 7, Company shall include any subsidiaries of the Company.

(a)  During Term of Employment.  The Employee hereby covenants and agrees that, during Employee's employment with the Company, Employee shall not, directly or indirectly, either individually or as an employee, principal, agent, partner, shareholder, owner, trustee, beneficiary, co-venturer, distributor, consultant or in any other capacity, participate in, become associated with, provide assistance to, engage in or have a financial or other interest in any business, activity or enterprise which is competitive with or a supplier to the Company or any successor or assign of the Company.  The ownership of less than a one percent interest in a corporation whose shares are traded in a recognized stock exchange or traded in the over-the-counter market, even though that corporation may be a competitor of the Company, shall not be deemed financial participation in a competitor.

(b)  Upon Termination of Employment.  The Employee agrees that during a period after termination of Employee's employment with the Company equal to the shorter of one year or the duration of Employee's employment with the Company, Employee will not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, owner, trustee, beneficiary, co-venturer, distributor, consultant or in any other capacity:

(i)  Canvass, solicit or accept from any person or entity who is a Customer (as defined below) of the Company any business in competition with the business of the Company or the successors or assigns of the Company, including the canvassing, soliciting or accepting of competitive business from any individual or entity which is or was a Customer of the Company.  "Customer" shall mean any customer of the Company or its affiliates with whom Employee has had contact in connection with the performance of his or her services under this Agreement and who has purchased the products or services offered by the Company or its affiliates during the twenty-four (24) month period preceding the effective date of the termination of Employee's employment.

(ii)  Request or advise any of the Customers, suppliers, or other business contacts of the Company who currently have or have had business relationships with the Company within the two year period preceding the date on which Employee's employment with the Company terminates for any reason, to withdraw, curtail or cancel any of their business or relations with the Company.

(iii)  Induce or attempt to induce any employee, sales representative, consultant or other personnel of the Company to terminate his or her relationship or breach his or her agreements with the Company; provided, however, that publication of general solicitations not targeted [a] to an individual employee, sales representative, consultant or other personnel of the Company, or [b] primarily to employees, sales representatives, consultants or other personnel of the Company (and any hiring pursuant to such general solicitations) shall not constitute inducement for purposes of, or otherwise violate, this subsection 7(b)(iii).

For purposes of this section 7, a competitive business is defined as a business which is involved in designing, developing, manufacturing or marketing mechanical, electro-mechanical and/or electronic security and access control products in the global motor vehicle industry.

8.  Confidential Information.  For purposes of this Agreement, "Confidential Information" means confidential information, to the extent it is not a trade secret, that is possessed by or developed for the Company and that relates to the Company's business or technology, including but not limited to computer program object and source codes, business plans and strategies, existing or proposed bids, technical developments, existing or proposed research projects, financial or business projections, investments, marketing plans and strategies, pricing and cost information, negotiations strategies, sales strategies, training information and materials, employee compensation and other employee information, customer or potential customer lists, customer purchasing history, and information generated for customer engagements.  Confidential Information also includes information received by the Company from others which the Company has an obligation to treat as confidential, including information obtained in connection with customer engagements.  Confidential Information shall not include information that is or becomes available to the public through no wrongful act or omission of Employee.  The parties agree that the Company's Confidential Information was  established at great expense and protected as confidential information and provides the Company with a substantial competitive advantage in conducting its business.  The parties further agree that by virtue of the Employee's employment with the Company, Employee will have access to, and be entrusted with, Confidential Information and that the Company would suffer great loss and injury if the Employee would disclose this information or use it to compete with the Company.  Therefore, the Employee agrees that during the term of Employee's employment, and until the first to occur of (i) such time as the Confidential Information becomes generally available to the public through no fault of Employee, (ii) such time as the Confidential Information no longer provides a benefit to the Company or (iii) the second anniversary of the termination of Employee's employment with the Company, Employee will not, directly or indirectly, in any capacity, use or disclose, or cause to be used or disclosed, in any geographic area in which such use or disclosure could harm the Company's business interests, any Confidential Information.  This provision does not prohibit Employee's use of general skills acquired prior to or during employment by the Company, as long as such use does not involve the use or disclosure of Confidential Information or trade secrets.  The restrictions contained in this paragraph apply to Confidential Information regardless of the fact that the Employee may have participated in the discovery and the development of that information.  Employee also agrees and acknowledges that Employee will comply with all applicable laws regarding insider trading or the use of material nonpublic information in connection with the trading of securities.  For purposes of this section 8, Company shall include any subsidiaries of the Company.

9.  Common Law of Torts and Trade Secrets.  The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides the Company with broader protection than that provided herein.  During Employee's employment by the Company, Employee shall do what is reasonably necessary to prevent misappropriation or unauthorized disclosure of the Company's trade secrets.  After termination of Employee's employment, Employee shall not use or disclose the Company's trade secrets for as long as they remain trade secrets.

10.  Specific Performance.  The Employee acknowledges and agrees that irreparable injury to the Company may result in the event the Employee breaches any covenant and agreement contained in sections 7 and 8 and that the remedy at law for the breach of any such covenant will be inadequate.  Therefore, if the Employee engages in any act in violation of the provisions of sections 7 and 8, the Employee agrees that the Company shall be entitled, in addition to such other remedies and damages as may be available to it by law or under this Agreement, to injunctive relief to enforce the provisions of sections 7 and 8.

11.  Waiver.  The failure of either party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition.

12.  Notices.  Any notice to be given hereunder shall be deemed sufficient if addressed in writing, and delivered by registered or certified mail or delivered personally, in the case of the Company, to its principal business office, and in the case of the Employee, to his address appearing on the records of the Company, or to such other address as he may designate in writing to the Company.

13.  Severability.  In the event that any provision shall be held to be invalid or unenforceable for any reason whatsoever, it is agreed such invalidity or unenforceability shall not affect any other provision of this Agreement and the remaining covenants, restrictions and provisions hereof shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.  Furthermore, the parties specifically acknowledge the above covenant not to compete and covenant not to disclose confidential information are separate and independent agreements.

14.  Amendment.  This Agreement may only be amended by an agreement in writing signed by all of the parties hereto.

15.  Governing Law.  This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Wisconsin, regardless of choice of law requirements.  The parties hereby consent to the jurisdiction of the state courts of the State of Wisconsin and of any federal court in the venue of Wisconsin for the purpose of any suit, action or proceeding arising out of or related to this Agreement, and expressly waive any and all objections they may have as to venue in any of such courts.

16.  Dispute Resolution. The parties hereto shall attempt to resolve disputes arising out of or relating to this Agreement.  Subject to a party's right to seek equitable remedies as provided by section 10 above, any dispute not resolved in writing within 21 days may be referred by either party to mediation involving a mediator (a third party neutral), trained and experienced in the mediation process and mutually agreed to by the parties.  The mediator shall ascribe to and follow the commercial rules for the American Arbitration Association then in effect unless the parties mutually agree in writing to waive this provision for mediators in conduct and management of the mediation process.  Expenses for the mediation shall be shared equally by the parties unless otherwise agreed during the mediation process.  The parties may be accompanied in the mediation process by legal counsel, and/or other persons mutually agreed to by the parties and the mediator.  All participants will openly and honestly participate in the mediation.  The mediation may be terminated at any time, for any reason by the mediator or by either party.  Any resolution reached by the parties during the mediation shall be recorded in writing and agreed to by the parties.  Such resolution may be drafted and/or revised by the parties' legal counsel and shall be legally binding on the parties.

17.  Benefit.  This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against the Company, its successors and assigns and the Employee, his heirs, beneficiaries and legal representatives.  It is agreed that the rights and obligations of the Employee may not be delegated or assigned.

18.  Certain Tax Matters.

(a)  Excise Taxes.  If any payments or benefits paid or provided or to be paid or provided to the Employee or for the Employee's benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, employment with the Company or its subsidiaries or the termination thereof (an "Employment Payment" and, collectively, the "Employment Payments") would be subject to the excise tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the "Code" and such tax, the "Excise Tax"), then the Employee may elect for such Employment Payments to be reduced to one dollar less than the amount that would constitute a "parachute payment" under section 280G of the Code (the "Scaled Back Amount").  Any such election must be in writing and delivered to the Company.  If the Employee does not elect to have Employment Payments reduced to the Scaled Back Amount, the Employee shall be responsible for payment of any Excise Tax resulting from the Employment Payments and the Employee shall not be entitled to a gross-up payment under this Agreement or any other arrangement for such Excise Tax.  If the Employment Payments are to be reduced, they shall be reduced in the following order of priority:  (i) first from cash compensation, (ii) next from equity compensation, then (iii) pro-rated among all remaining Employment Payments and benefits.  Within each such priority category, Employment Payments shall be reduced on a last to be paid, first reduced basis; provided that if there is a question as to which Employment Payments within any of the foregoing categories are to be reduced first, the Employment Payments that will produce the greatest present value reduction in the Employment Payments with the least reduction in economic value provided to the Employee shall be reduced first.

(b)  Code Section 409A.

(i)  To the extent applicable, it is intended that this Agreement and any payment made hereunder shall comply with the requirements of section 409A of the Code or any exemption or exclusion therefrom, and any related regulations or other guidance promulgated with respect to such section by the Internal Revenue Service ("Code section 409A") and shall in all respects be administered in accordance with Code section 409A.  Any provision that would cause this Agreement or any payment hereof to fail to satisfy Code section 409A shall have no force or effect until amended to comply with Code section 409A in the least restrictive manner necessary and without any diminution in the value of the payments to the Employee, which amendment may be retroactive to the extent permitted by Code section 409A.  Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute "nonqualified deferred compensation" under Code section 409A would otherwise be payable or distributable hereunder by reason of the Employee's termination of employment, such amount or benefit will not be payable or distributable to the Employee by reason of such circumstance unless (i) the circumstances giving rise to such termination of employment meet any description or definition of "separation from service" in Code section 409A or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Code section 409A by reason of the short-term deferral exemption or otherwise.  If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Code section 409A-compliant "separation from service."

(ii)  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code section 409A, including, without limitation, that [a] in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fee and expenses were incurred, [b] the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; and [c] the Employee's right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit.

(iii)  To the extent the Employee is a "specified employee," as defined in section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance promulgated thereunder and any elections made by the Company in accordance therewith, notwithstanding the timing of payment provided in any other section of this Agreement, no payment, distribution or benefit under this Agreement that constitutes a distribution of nonqualified deferred compensation (within the meaning of Treasury Regulation section 1.409A-1(b)) upon the Employee's "separation from service" (within the meaning of Treasury Regulation section 1.409A-1(h)), after taking into account all available exemptions, that would otherwise by payable during the six-month period after the Employee's separation from service, will not be made during such six-month period, and any such payment, distribution or benefit will instead be paid on the first business day after such six-month period (the "Delayed Payment Date"); provided, however, that if the Employee dies following a separation from service but before the Delayed Payment Date, such amounts shall be paid to the personal representative of the Employee's estate within thirty (30) days following the Employee's death.

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IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the day, month and year first above written.

EMPLOYEE	STRATTEC SECURITY CORPORATION

/s/ Kathryn E. Scherbarth Kathryn E. Scherbarth	BY /s/ Harold M. Stratton II Harold M. Stratton II, Chairman of the Board and Chief Executive Officer